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                                                 Filed Pursuant to Rule 424(c)
                                                 Registration File No. 333-59823
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                               audiohighway.com
                            PROSPECTUS SUPPLEMENT
                            Dated January 28, 1999
             Supplementing the Prospectus Dated December 17, 1998


     audiohighway.com ("AH") conducted its initial public offering of securities pursuant to the Prospectus dated December 17, 1998. The Prospectus described the circumstances under which AH has the right to call its publicly-traded Warrants:
In the event the closing bid price of AH's Common Stock equals or exceeds $13 for ten calendar days, AH may call the Warrants if it provides at least 30 days' prior notice to the warrantholders. The closing bid price of the Common Stock equaled or exceeded $13 from January 8, 1999 through January 19, 1999. On January 20, 1999, AH called the Warrants in accordance with their terms and the December 17, 1998 Prospectus.

     Warrantholders have until 5 p.m. Pacific Time on February 22, 1999 to exercise any outstanding Warrants. The exercise price is $9.75. AH will redeem all outstanding Warrants that remain unexercised at the close of business on February 22, 1999 by paying the redemption price of $0.25 per unexercised Warrant. Following the redemption on February 22, 1999, all rights under the Warrants will expire.

     AH plans to add any proceeds received from the exercise of outstanding Warrants to working capital and use it for general corporate purposes.